Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Share Incentive Plan of Global Indemnity Group, LLC of our reports dated March 15, 2023, with respect to the consolidated financial statements and schedules of Global Indemnity Group, LLC and the effectiveness of internal control over financial reporting of Global Indemnity Group, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 20, 2023